Exhibit 99.1

Egalet Reduces Debt Obligation, Extends Maturity and Lowers Annual Interest Payments through Refinancing of Existing Convertible Notes

Wayne, Penn. — December 20, 2017 — Egalet Corporation (Nasdaq: EGLT) (Egalet), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions, today announced it has entered into exchange agreements with certain holders of Egalet’s outstanding 5.50% senior convertible notes (“Existing Notes”) due April 1, 2020. The total principal amount outstanding of the Existing Notes will be reduced, and the maturity date of new notes is December 2024—a five-year extension from the original date. The exchange is expected to close on Friday, December 22, 2017, subject to customary closing conditions.

“Through the exchange, we will reduce our debt obligations, extend our maturity date and decrease our annual interest expense, which we believe will improve our capital structure,” said Stan Musial, chief financial officer of Egalet. “With three revenue generating products, cash that is expected to be sufficient to support our business into 2020 and with our convertible debt restructured, we believe we are well positioned to move our business forward.”

The total face value of the company’s convertible debt will be reduced from $61.0 million to $48.5 million through the exchange, which will include the issuance of $23.9 million of principal amount of new 6.5% convertible notes due December 31, 2024 and a warrant exercisable for 3.5 million shares of common stock in exchange for $36.4 million principal amount of the Existing Notes. In addition, Egalet’s cash interest payments will be reduced by approximately $450,000 per year.

JMP Securities acted as financial advisor in connection with the exchange.

For additional information about this financing, please refer to the company’s current report on form 8-k filed with the Securities and Exchange Commission.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has three approved products: ARYMO® ER (morphine sulfate) extended-release tablets for oral use —CII, developed using Egalet’s proprietary Guardian™ Technology, OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. Using Guardian Technology, Egalet is developing a pipeline of clinical-stage, product candidates for which we are seeking partners including Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles.

For full prescribing information on ARYMO ER, including the boxed warning and medication guide, please visit arymoer.com. For full prescribing information on SPRIX, including the boxed warning and medication guide, please visit sprix.com. For full prescribing information on OXAYDO, including the boxed warning and medication guide, please visit oxaydo.com.

Safe Harbor

Statements included in this press release (including but not limited to upcoming milestones) that are not historical in nature and contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “look forward to” and other similar expressions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the closing of the exchange; the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain and maintain regulatory approval of Egalet’s products and product candidates and the labeling claims that Egalet believes are necessary or desirable for successful commercialization of its products and product candidates; Egalet’s ability to maintain the intellectual property position of Egalet’s products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to commercialize its products, and to do so successfully; the costs of commercialization activities, including marketing, sales and distribution; the size and growth potential of the markets for Egalet’s products and product candidates, and Egalet’s ability to service those markets; Egalet’s ability to obtain reimbursement and third-party payor contracts for its products; Egalet’s ability to service its debt obligations; Egalet’s ability to raise additional funds to execute its business plan and growth strategy on terms acceptable to Egalet, if at all; Egalet’s ability to find and hire qualified sales professionals; the rate and degree of receptivity in the marketplace and among physicians to Egalet’s products; the success of products that compete with Egalet’s that are or become available; general market conditions; and other risk factors set forth in Egalet’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in other filings Egalet makes with the SEC from time to time. While Egalet may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Media and Investor Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: ir@egalet.com
Tel: 484-259-7370